As filed with the Securities and Exchange Commission on October 27, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sportsman’s Warehouse Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	39-1975614
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Sportsman’s Warehouse Holdings, Inc.

1475 West 9000 South, Suite A, West Jordan, Utah 84088
(Address of Principal Executive Offices) (Zip Code)

Sportsman’s Warehouse Holdings, Inc. Inducement Plan

(Full title of the plan)

Jeff White
Chief Financial Officer and Secretary
1475 West 9000 South, Suite A, West Jordan, Utah 84088

(801) 566-6681

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

John-Paul Motley

Logan Tiari

Cooley LLP

355 South Grand Avenue, Suite 900

Los Angeles, California 90071

(213) 561-3250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Sportsman’s Warehouse Holdings, Inc. (the “Registrant”), reserved and available for issuance under the Sportsman’s Warehouse Holdings, Inc. Inducement Plan (the “Inducement Plan”).

On September 21, 2023, the Registrant’s board of directors adopted the Inducement Plan, pursuant to which the Registrant reserved 1,000,000 shares of Common Stock, to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Nasdaq Listing Rule 5635(c)(4).

The Inducement Plan provides for the grant of equity-based awards in the form of options, stock appreciation rights, restricted stock, stock bonuses, stock units, restricted stock units, performance stock, deferred shares, phantom stock, dividend equivalent rights and other cash or share-based awards. The Inducement Plan was adopted by the Registrant’s board of directors without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)
the Registrant’s Annual Report on Form 10-K (File No. 001-36401) for the fiscal year ended January 28, 2023, filed with the Commission on April 13, 2023;
(b)
the Registrant’s Quarterly Reports on Form 10-Q (File No. 001-36401) for the fiscal quarters ended April 29, 2023 and July 29, 2023, filed with the Commission on May 31, 2023 and September 7, 2023, respectively;
(c)
the Registrant’s Current Reports on Form 8-K (File No. 001-36401), filed with the Commission on April 12, 2023 (with respect to Item 5.02 only), May 2, 2023, June 8, 2023, September 19, 2023 (with respect to Item 5.02 only) and September 26, 2023 (with respect to Items 5.02 and 8.01 and Exhibits 10.1, 10.2, 10.3 and 99.2 of Item 9.01 only); and

(d)
the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36401), filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 7, 2014, as updated by Exhibit 99.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36401), filed with the Commission on September 26, 2023, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto or incorporated therein by reference) that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law. The Registrant’s amended and restated certificate of incorporation allows and the Registrant’s third amended and restated bylaws require that the Registrant indemnify our directors and officers to the fullest extent permitted by the DGCL and that the Registrant pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under the Registrant’s third amended and restated bylaws or otherwise.

The Registrant has entered into indemnification agreements with its directors and executive officers. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with his or her service at the Registrant’s request for another corporation or entity.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s amended and restated certificate of incorporation, third amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibit
4.1

Amended and Restated Certificate of Incorporation of Sportsman’s Warehouse Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 8, 2023).

4.2

Third Amended and Restated Bylaws of Sportsman’s Warehouse Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on September 7, 2023).

4.3

Description of Capital Stock of Sportsman’s Warehouse Holdings, Inc. (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 26, 2023).

4.4	Sportsman’s Warehouse Holdings, Inc. Inducement Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 26, 2023).
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page).
Filing Fees*	Filing Fee Table.

__________________________________

*Filed herewith.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Jordan, State of Utah, on October 27, 2023.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By:	/s/ Joseph P. Schneider
Joseph P. Schneider
Interim President and Interim Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph P. Schneider and Jeff White, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph P. Schneider	Interim President, Interim Chief Executive Officer, Chairman of the Board and Director	October 27, 2023
Joseph P. Schneider	(Principal Executive Officer)

/s/ Jeff White	Chief Financial Officer	October 27, 2023
Jeff White	(Principal Financial and Accounting Officer)

/s/ Martha Bejar	Director	October 27, 2023
Martha Bejar

/s/ Erica Fortune	Director	October 27, 2023
Erica Fortune

/s/ Gregory P. Hickey	Director	October 27, 2023
Gregory P. Hickey

/s/ Richard McBee	Director	October 27, 2023
Richard McBee

/s/ Steven W. Sansom	Director	October 27, 2023
Steven W. Sansom

/s/ Nancy A. Walsh	Director	October 27, 2023
Nancy A. Walsh

/s/ Philip C. Williamson	Director	October 27, 2023
Philip C. Williamson